Exhibit 10.25
December 29, 2008

PERSONAL & CONFIDENTIAL

Robert Moitoso
[Home Address Redacted]

Dear Bob:

Reference is made to the Employment Agreement dated January 3, 2007 between you and NYFIX, Inc., (the “Agreement”).

1.	You and NYFIX, Inc. hereby agree to add the following sentence at the end of the second full paragraph on page one of the Agreement:

“, which will be paid in a lump sum no later than March 15 of the year after the year in which the bonus was achieved.”

2.	You and NYFIX, Inc. hereby agree that the last sentence of the first full paragraph of page three of the Agreement is replaced, in its entirety, with the following two sentences:

“Notwithstanding the above, in the event you are terminated without Cause, subject to the provisions of Attachment A, you will receive twelve (12) months’ base pay at your then-current rate, less required withholdings, commencing thirty (30) days after the date of termination, payable in accordance with NYFIX’s normal payroll practices, provided that within 30 days of your termination you have executed, and any applicable revocation period has expired with respect to, a release document in form and substance acceptable to NYFIX in its sole discretion.  All severance payments hereunder are subject to the provisions of Attachment B.”

3.	You and NYFIX, Inc. hereby agree to add Attachment B, “Payments Subject to Section 409A,” to read as set forth in the attachment hereto.

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NYFIX, Inc.

Very truly yours,
/s/ Steven Vigliotti
Steven Vigliotti
Chief Financial Officer

Accepted and Agreed:
/s/ Robert Moitoso
Robert Moitoso
December 30, 2008

Attachment B

Payments Subject to Section 409A

Subject to the provisions in this Attachment A, severance payments or benefits under this offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this offer letter:

(a)
It is intended that each installment of the severance payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)
If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this offer letter.

(c)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)
Each installment of the severance payments and benefits due under this offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)
Each installment of the severance payments and benefits due under this offer letter that is not described in paragraph (i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(d)
The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this paragraph (d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-(h)(3).

(e)
All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)
The Company may withhold (or cause to be withheld) from any payments made under this offer letter, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.